PRICING SUPPLEMENT Dated June 29, 2026

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-297097

Supplementing the Preliminary Prospectus

Supplement, dated June 29, 2026, and

the Base Prospectus, dated June 29, 2026

AerCap Funding Designated Activity Company
$900,000,000 4.875% Senior Notes due 2031

Guaranteed by:
AerCap Holdings N.V. (the “Company”)

and certain other subsidiaries of the Company

Pricing supplement, dated June 29, 2026 (this “Pricing Supplement”), to the Preliminary Prospectus Supplement, dated June 29, 2026 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated June 29, 2026 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Funding Designated Activity Company.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuer:	AerCap Funding Designated Activity Company
Notes Offered:	4.875% Senior Notes due 2031 (the “Notes”)
Ratings[1]:	Baa1 / BBB+ / BBB+ (Moody’s / S&P / Fitch)
Distribution:	SEC Registered
Trade Date:	June 29, 2026

1 These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

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Settlement Date:

July 7, 2026 (T+5)

We expect that delivery of the Notes will be made to investors on or about July 7, 2026, which will be the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day before the date of delivery should consult their advisors.

Principal Amount:	$900,000,000
Maturity Date:	July 7, 2031
Coupon:	4.875%
Issue Price to Public:	99.575% of the principal amount, plus accrued interest, if any, from July 7, 2026
Gross Proceeds:	$896,175,000
Benchmark Treasury:	UST 4.125% due June 30, 2031
Benchmark Treasury Price:	99-29+
Benchmark Treasury Yield:	4.142%
Spread to Benchmark Treasury:	+83 basis points
Yield to Maturity:	4.972%
Interest Payment Dates:	January 7 and July 7, beginning on January 7, 2027
Optional Redemption:	Following issuance and prior to June 7, 2031, make-whole call at T+15 basis points. At any time on or after June 7, 2031, par call.

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Optional Tax Redemption:

If the Issuer becomes obligated to pay any additional amounts as a result of any change in the law of Ireland or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the Notes are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuer may redeem the Notes at its option, at any time in whole but not in part, at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	00784M AA1 / US00784MAA18
Other Information
Denominations:	$150,000 and integral multiples of $1,000 in excess thereof
Underwriters:

Joint Book-Running Managers:

Barclays Capital Inc.
BofA Securities, Inc.

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

TD Securities (USA) LLC

BNP Paribas Securities Corp.

Fifth Third Securities, Inc.

Morgan Stanley & Co. LLC

NatWest Markets Securities Inc.

Santander US Capital Markets LLC

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THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THIS OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING BARCLAYS CAPITAL INC., TOLL-FREE AT +1-888-603-5847, BOFA SECURITIES, INC., TOLL-FREE AT +1-800-294-1322, HSBC SECURITIES (USA) INC., TOLL-FREE AT +1-866-811-8049, MUFG SECURITIES AMERICAS INC., TOLL-FREE AT +1-877-649-6848, OR TD SECURITIES (USA) LLC, TOLL-FREE AT +1-855-495-9846.

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THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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